Exhibit 99.1

TearLab Corporation Prices $10.8 Million Public Offering of Common Stock

SAN DIEGO, CA, April 11, 2012 -- TearLab Corporation (Nasdaq:TEAR; TSX:TLB) ("TearLab" or the "Company")  today announced that it has priced an underwritten public offering of 3 million shares of its common stock at a price to the public of $3.60 per share for gross proceeds of $10.8 million.  The net proceeds from the sale of the shares, after deducting the underwriter’s discounts and other estimated offering expenses payable by TearLab, will be approximately $9.8 million.  The Company has also granted the underwriter a 30-day option to purchase up to an additional 450,000 shares of common stock offered in the public offering to cover overallotments, if any.

The proceeds of the offering will be used for working capital and general corporate purposes.  The offering is expected to close on or about April 16, 2012, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as the sole book-running manager for the offering.

A shelf registration statement (File No. 333-157269) relating to these securities was previously filed with, and declared effective by, the U.S. Securities and Exchange Commission.  A preliminary prospectus supplement related to the offering was filed with the U.S. Securities and Exchange Commission on April 10, 2012.  A final prospectus supplement describing the terms of the offering will be filed with the U.S. Securities and Exchange Commission and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by calling 612-334-6300, or by emailing jackmccarthy@craig-hallum.com. An electronic copy of the final prospectus supplement and accompanying prospectus relating to the offering will be available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of TearLab, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB”.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk that the conditions to closing of the offering might not be satisfied and that the purchase and sale of the shares of common stock might not be consummated, risks associated with the cash requirements of the company’s business and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date.  The company does not assume any obligation to update any forward-looking statements.

CONTACT:

Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com